EXHIBIT 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 13, 2009 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in Vanda Pharmaceuticals Inc.’s Annual Report on Form 10-K/A for the year ended December 31, 2008.
/s/ PricewaterhouseCoopers LLP
Baltimore, MD
January 28, 2010